FOURTH AMENDMENT
TO THE
PSS WORLD MEDICAL, INC. SAVINGS PLAN
AS AMENDED AND RESTATED

        This Fourth Amendment to the PSS World Medical, Inc. Savings Plan, as amended and restated, is made effective as of October 1, 2003.

W I T N E S S E T H:

        WHEREAS, the Company has previously adopted the PSS World Medical, Inc. Savings Plan (the “Plan”), which has been amended from time to time; and

        WHEREAS, the Company is authorized and empowered to further amend the Plan; and

        WHEREAS, the Company desires to change the eligibility requirements with respect to participation in the Plan.

        NOW THEREFORE, the Plan is hereby amended as follows:

        Section 5.2 of Article V is hereby deleted in its entirety and the following is substituted in lieu thereof:

        5.2        Eligibility and Participation.

    (a)        Thereafter, any Employee of an Employer shall be eligible to become a Participant in the Plan if he has been credited with thirty (30) days of continuous service as an Employee of an Employer or an Affiliate (or, before completing thirty (30) days of continuous service, has completed twelve months of service as an Employee of his Employer or an Affiliate and has been credited with not less than 1,000 Hours of Service during his first twelve months of service or during any Plan Year). Any such eligible Employee shall enter the Plan as a Participant, if he is still an Employee of an Employer, on the first Eligibility Date occurring thereafter. An Employee who has been credited with thirty (30) days of continuous service with an Affiliate (or has completed twelve months of service with the Affiliate and has been credited with 1,000 Hours of Service during his first twelve months of service or during any Plan Year) prior to becoming an Employee of an Employer shall enter the Plan as a Participant on the date he becomes an Employee of an Employer (or, if later, on the first Eligibility Date following the completion of his age and service requirements).

    (b)        For each Employee previously employed by a business acquired by an Employer (directly or through the Employer’s purchase of all or substantially all of the assets of the business), the days of employment taken into account, for purposes of the thirty (30) day eligibility requirement set forth in section 5.2(a), shall include service with the Employee’s predecessor employer if:

(1) the Employee was employed by the business on the date it was acquired by the Employer; and

(2) the Employee’s predecessor employer employed not less than twenty (20) employees on the date it was acquired by the Employer.

        All the provisions of the Plan not specifically mentioned in this Fourth Amendment shall be considered modified to the extent necessary to be consistent with the changes made in this Fourth Amendment.

        IN WITNESS WHEREOF, this Fourth Amendment has been executed this 4th day of September, 2003.

(Corporate Seal)	PSS WORLD MEDICAL, INC. By: /s/ David D. Klarner Its: Vice President